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Exhibit 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

	Year Ended December 31,					Six Months Ended June 30,
	2007	2008	2009	2010	2011	2011	2012
Earnings:
Income from Continuing Operations before Provision for Income Taxes	$243,161	$240,766	$345,279	$334,222	$352,900	$195,652	$176,738
Add: Fixed Charges	292,435	309,991	292,860	284,052	286,241	137,824	157,246

	$535,596	$550,757	$638,139	$618,274	$639,141	$333,476	$333,984

Fixed Charges:
Interest Expense, Net	$214,147	$219,989	$212,545	$204,559	$205,256	$97,222	$117,000
Interest Portion of Rent Expense	78,288	90,002	80,315	79,493	80,985	40,602	40,246

	$292,435	$309,991	$292,860	$284,052	$286,241	$137,824	$157,246

Ratio of Earnings to Fixed Charges	1.8x	1.8x	2.2x	2.2x	2.2x	2.4x	2.1x

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  Exhibit 12
IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)